FORM 10f-3

                              THE BLACKROCK FUNDS
                        Record of Securities Purchased
                   Under the Trust's Rule 10f-3 Procedures

1.  Name of Purchasing Portfolio:
BlackRock Municipal Bond Trust (BBK), BlackRock
Investment Quality Municipal Trust (BKN), BlackRock
Ohio Municipal Bond Portfolio (BR-OH)

2.  Issuer:    Kentucky State University

3.  Date of Purchase:  09/25/09

4.  Underwriter from whom purchased:  JP Morgan Securities Inc.

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: PNC Capital
Markets LLC

    a.  List Members of Underwriting Syndicate: J.P. Morgan
    Securities Inc., Merrill Lynch Pierce Fenner and
    Smith Incorporated., Fifth Third Securities, Inc.,,
    The Huntington Investment Company, KeyBanc Capital
    Markets Inc., Morgan Stanley & Co. Incorporated.,
    PNC Capital Markets LLC, Blaylock Robert Van, LLC

6.  Aggregate principal amount purchased
(out of total offering) (if an equity offering, list
aggregate number of shares purchased (out of total
number of shares offered)):   (BBK) $1,750,000 out of
$214,910,000; (BKN) $2,750,000 out of $214,910,000;
(BR-OH) $2,500,000 out of $214,910,000.

7.  Aggregate principal amount purchased
by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)):
$7,000,000 out of $214,910,000

8.  Purchase price (net of fees and expenses):  $98.607

9. Date offering commenced (if different from Date of Purchase): 9/24/2009

10. Offering price at end of first day on which any sales were made:

11.  Have the following conditions been satisfied: Yes   No
     a. The securities are part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible
     Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible
        Rule 144A Offering or part of an issue of government securities. Yes

        b. The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated. Yes

        c.  The underwriting was a firm commitment
        underwriting.  Yes

        d.  The commission, spread or profit was
        reasonable and fair in relation to that
        being received by others for underwriting similar securities during the same period. Yes

        e.  In respect of any securities other than
        Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
       (including the operations of predecessors). Yes

       f. Has the affiliated underwriter confirmed that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering? Yes


Received From:  Janine Bianchino    Date:   10/15/09